EXHIBIT 2.1
                                                                     -----------

                               AMENDMENT NO. 1 TO
                STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

            This Amendment No. 1 to Stock and Membership Purchase Agreement (this "Amendment"), dated as of November 14, 2003, is by and among Bob Spence ("Seller"); Pick and Pull Auto Dismantling, Inc., a California corporation (the "Company"); Pick-N-Pull Auto Dismantlers, a California general partnership (the "Partnership"); Pick-N-Pull Auto Dismantlers, Stockton, LLC, a California limited liability company (the "LLC"); Schnitzer Steel Industries, Inc., and Oregon corporation ("Schnitzer"); and Norprop, Inc., an Oregon corporation ("Buyer").

                                    RECITALS

            A. Seller, the Company, the Partnership, the LLC, Schnitzer and Buyer are parties to that certain Stock and Membership Interest Purchase Agreement dated as of January 8, 2003 (the "Purchase Agreement"), pursuant to which Seller sold to Buyer all of the outstanding stock of the Company (the "Stock") and his 100% membership interest in the LLC. Capitalized terms used and not otherwise defined in this Amendment have the meanings given to them in the Purchase Agreement.

            B. Seller and Buyer have recently disagreed as to the proper method of determining scrap pricing for purposes of calculating 2003 Adjusted Partnership EBITDA and 2003 LLC EBITDA and thereby determining the appropriate adjustments to the Company Purchase Price and LLC Purchase Price under Sections
2.4 and 2.5 of the Purchase Agreement.

            C. Buyer desires that Seller (and Seller's spouse) and Buyer jointly elect to treat the sale of the Stock pursuant to the Purchase Agreement as a sale of assets under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code").

            D. As consideration for Seller's making the above-described election and agreeing to resolve the differences with respect to scrap pricing for purposes of calculating the amount of any purchase price adjustments under Sections 2.4 and 2.5 of the Purchase Agreement, Buyer is willing to pay Seller, as additional consideration for the sale of the Stock, cash in the amount of $4,665,000.

            NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

                                    AGREEMENT

            1. Addition of Section 2.8 Regarding Tax Election. The following new
Section 2.8 is hereby added to the Purchase Agreement:

               2.8 Tax Election.

                   2.8.1 Delivery of Election. Seller shall execute and cause his spouse to execute and place in the mail no later than November 17, 2003 an election pursuant to Section 338(h)(10) of the Code, providing for the sale of the Stock to be treated as a sale of assets for tax purposes (the "Election"). The Election shall be postmarked no later than November 17, 2003, shall be mailed by registered or

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               certified mail, postage prepaid, and shall be addressed to the office of the United States Internal Revenue Service as directed by Buyer.

                   2.8.2 Allocation of Deemed Sale Price. The 338(h)(10)
               election shall be based on and consistent with the comprehensive allocation of the aggregate deemed sale price prepared pursuant to this Section 2.8.2. After final determination of the amount of the adjustments under Sections 2.4 and 2.5 of this Agreement, Buyer shall prepare a comprehensive allocation of the aggregate deemed sale price, which allocation shall take into account such adjustments, and such other factors as are required by applicable Treasury Regulations or any corresponding provision of state or local law. Any disputes regarding Buyer's allocation shall be resolved in accordance with the dispute resolution procedures set forth in Section 10.15.

                   2.8.3 No Modifications to Election. Each of Buyer and Seller
               agrees that neither of them shall take any action to modify the Election following the execution thereof, or to modify or revoke the Section 338(h)(10) election following the filing of the Election, without the written consent of the other.

                   2.8.4 Tax Returns. Buyer and Seller shall file all tax
               returns in a manner consistent with the information contained in the Election as filed and the final agreed allocation pursuant to
               Section 2.8.2, and shall not take any position inconsistent with such final agreed allocation as reflected in the Election; provided, however, that Buyer and Seller may each make such reasonable adjustments to the final agreed allocations and any corresponding Tax return positions as may be required by applicable Treasury Regulations under Section 338 of the Code (or any corresponding provision of state or local law) to reflect additional payments, if any, pursuant to this Agreement.

                   2.8.5 Indemnification Against Additional Tax Liability. Buyer
               shall indemnify Seller against any incremental Tax liability of
               (a) Seller and (b) the Company during the period prior to the Closing (the "S-Corp") in excess of One Million One Hundred Thousand Dollars ($1,100,000) resulting solely from the making of the Section 338(h)(10) election in accordance with this Section
               2.8. Any payment required under the immediately preceding sentence will be grossed up for any Taxes that are or will become owing by Seller or the S-Corp to any Tax authority by an amount necessary for Seller to receive the amount required under the immediately preceding sentence on a net after-Tax basis. Buyer shall pay Seller the amounts required under this Section within ten (10) business days of receiving Seller's tax calculation and substantiating documentation.

            2. Addition of Section 2.9 Regarding Additional Consideration for the Stock. The following Section 2.9 is hereby added to the Purchase Agreement:

                   2.9 Additional Consideration for the Sale of the Stock.
               Subject to Seller's compliance with the provisions of Section 2.8, as additional consideration for the sale of the Stock, Buyer shall pay to Seller Four Million Six Hundred Sixty Five Thousand Dollars ($4,665,000) by wire transfer of immediately available funds within four (4) business days of

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               receiving a copy of Seller's Section 338(h)(10) election. For avoidance of doubt, Buyer's payment under this Section 2.9 shall not enter into the calculation of 2003 Adjusted Partnership EBITDA or 2003 LLC EBITDA and accordingly shall have no effect on the amount of any adjustments pursuant to Sections 2.4 and 2.5.

            3. Addition of Section 2.10 Regarding Scrap Pricing. The following
Section 2.10 is hereby added to the Purchase Agreement:

                   2.10 Scrap Pricing. Seller and Buyer hereby consent to and waives any right to object to using the prices actually paid by Schnitzer for scrap sales to Schnitzer by the Seller Entities during calendar year 2003 for purposes of calculating 2003 Adjusted Partnership EBITDA and 2003 LLC EBITDA and determining the appropriate adjustments to the Company Purchase Price and LLC Purchase Price under Sections 2.4 and 2.5. Each of Seller and Buyer fully releases and discharges the other from any and all claims that he or it may have that relate to or arise out of the parties' failure to base calculations of 2003 Adjusted Partnership EBITDA and 2003 LLC EBITDA for purposes of determining such adjustments on the pricing methodology described in Section 10.13.1.

            4. Governing Law. The construction and performance of this Amendment will be governed by the laws of the State of Oregon, including, without limitation, the choice-of-law provisions thereof. The exclusive jurisdiction and venue for any legal action or arbitration under this Amendment shall be Multnomah County, Oregon.

            5. Disputes. Any dispute arising out of or relating to this Amendment shall be settled in accordance with the provisions of Sections 2.4.3,
2.5.3 and 10.15 of the Purchase Agreement.

            6. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which shall be deemed an original hereof, but all of which shall constitute one and the same instrument.

            7. No Other Amendment. Except as expressly amended herein, all other terms and provisions of the Purchase Agreement shall remain unmodified and in full force and effect.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.


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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.



Company:                                     Buyer:

PICK AND PULL AUTO DISMANTLING,              NORPROP, INC.,
INC., a California corporation               an Oregon corporation

By:  /s/Barry A. Rosen
Its:  Vice President                         By:  /s/Barry A. Rosen
      ------------------------                    -----------------------
                                             Its:  Vice President
                                                   ----------------------


                                             SCHNITZER STEEL INDUSTRIES, INC.,
                                             an Oregon corporation


                                             By:/s/Barry A. Rosen
                                                -------------------------
                                             Its: Vice President
                                                  -----------------------
Partnership:

PICK-N-PULL AUTO DISMANTLERS,
a California general partnership             Seller:
By: Norprop, Inc.,  Partner

By:/s/Barry A. Rosen                         /s/Bob Spence
   ---------------------------               ----------------------------
Its:  Vice President                         (Bob Spence)
      ------------------------




LLC:

PICK-N-PULL AUTO DISMANTLERS,
STOCKTON, LLC,
a California limited liability company
By: Norprop, Inc.,  Partner

By:/s/Barry A. Rosen
   ---------------------------
Its:  Vice President




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